January 21, 1999



Salomon Smith Barney Inc.
Seven World Trade Center, 32nd Floor
New York, New York 10048

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

J.P. Morgan Securities Inc.
60 Wall Street
New York, New York 10260

Block Mortgage Finance, Inc.
4435 Main Street, Suite 500
Kansas City, Missouri 64111

MBIA Insurance Corporation
113 King Street
Armonk, New York 10504

           Re:  Block Mortgage Finance, Inc.
                Asset Backed Certificates, Series 1999-1
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Ladies and Gentlemen:

      We have acted as special tax counsel for Block Mortgage Finance, Inc. in connection with the formation of the Block Mortgage Finance, Inc. Asset Backed Certificates, Series 1999-1 (the "Trust Fund") created pursuant to a Pooling and Servicing Agreement, dated as January 1, 1999 (the "Pooling and Servicing Agreement") among Block Mortgage Finance, Inc., as depositor (the "Depositor"), Companion Mortgage Corporation, as seller (the "Seller"), Block Financial Corporation, as master servicer (the "Master Servicer") and The First National Bank of Chicago, as trustee (the "Trustee"), and the issuance of the Class A-1 Certificates, Class A-2 Certificates, Class A-3 Certificates, Class A-4 Certificates, Class A-5 Certificates, Class A-6 Certificates and Class A-7 Certificates (collectively, the "Class A Certificates") and the Class R Certificates (together with the Class A Certificates, the "Certificates"). The Trust Fund will



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consist  primarily of a pool of mortgage  loans secured by  mortgages,  deeds of trust or other instruments creating a first or second lien on one- to four-family dwellings. Unless otherwise indicated, all terms used herein shall have the meanings assigned to such terms in the Pooling and Servicing Agreement.

     In arriving at the opinions below, we have examined such documents and records as we have deemed appropriate, including the following:

     1. A signed copy of registration statement No. 333-65215 filed by the Depositor on Form S-3 with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"). (The term "Registration Statement" shall mean the registration statement in the form in which the most recent post-effective amendment thereto became effective under the Act.)

     2. The prospectus dated October 27, 1998 (the "Base Prospectus") and the supplement thereto dated January 20, 1999 (the "Prospectus Supplement") relating to the offering of the Class A Certificates in the form in which the Base Prospectus and the Prospectus Supplement were filed with the Commission pursuant to Rule 424 of the rules and regulations of the Commission under the Act. (The Base Prospectus as supplement by the Prospectus Supplement is hereinafter referred to as the "Prospectus".)

     3.   A signed copy of the Pooling and Servicing Agreement.

     In addition, we have made such investigations of such matters of law as we deemed appropriate as a basis for the opinions expressed below. Further, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals. We have, for the purpose of rendering the opinions, also relied on certain factual, numerical and statistical information which is based on the assumptions used in pricing the Certificates. Our opinions are also based on the assumption that there are no agreements or understandings with respect to the transactions contemplated in the Pooling and Servicing Agreement other than those contained in the Pooling and Servicing Agreement and that all parties to the Pooling and Servicing Agreement will comply with the terms thereof, including all tax reporting requirements contained therein.

     Based on the foregoing, we are of the opinion that, assuming compliance with the pertinent provisions of the Pooling and Servicing Agreement, the Trust will qualify as a real estate mortgage investment conduit ("REMIC") as defined in the Internal Revenue Code of 1986, as amended (the "Code"). Each Class of the Class A Certificates will be treated as "regular interests" in REMIC, and the Class R Certificates will be treated as the beneficial ownership of a single class of "residual interests" in a REMIC.

      The opinions set forth herein are based upon the existing provisions of the Code and Treasury regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time.


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Any such changes may be retroactive  in  application  and could modify the legal conclusions upon which such opinions are based. The opinions expressed herein are limited as described above, and we do not express an opinion on any legal or income tax aspect of the transactions contemplated by the Documents relating to the transaction.

      In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States. This opinion is rendered as of the date hereof and we undertake no obligation to update this opinion or advise you of changes in the event there is any change in legal authorities, facts, assumptions or documents on which this opinion is based (including the taking of any action by any party to the documents pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering this opinion, unless we are specifically engaged to do so. This opinion may not be relied upon in connection with any transactions other than the transactions contemplated herein and may not be relied upon for any other purpose, without our prior written consent.

      We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to references to this firm under the hearings "Summary-Federal Income Tax Consequences", "Federal Income Tax Consequences" and "Legal Matters".

                                   Very truly yours,


                                   /s/ Brown & Wood LLP
                                   ----------------------------------
                                   Brown & Wood LLP




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